Exhibit 99.1
News Release

Contacts:

Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com

Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com

H&E Equipment Services Reports Third Quarter Results

BATON ROUGE, Louisiana — (November 9, 2006) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced operating results for the third quarter ended September 30, 2006. The Company’s operating results include the previously announced significant non-recurring item as discussed below, which negatively impacted the Company’s earnings for the period.

Third Quarter 2006 Summary

•	Revenues increased 37.4% to $204.1 million versus $148.5 million a year ago.

•	Adjusted EBITDA (as defined below) increased 66.7% to $57.5 million compared to $34.5 million a year ago.

•	Income from operations increased 86.5% to $34.9 million compared to $18.7 million a year ago.

•	Net loss was $11.5 million (which includes the loss on early extinguishment of debt of $40.8 million, or $32.0 million after-tax) compared to net income of $8.2 million a year ago.

•	Rental rates increased approximately 5.0%, on average.

•	Total gross margin increased to 33.7%.

“The momentum in our business clearly continued through the third quarter,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “While the loss on early extinguishment of debt significantly impacted our earnings this quarter, the core fundamentals of our operations remain very strong. Non-residential construction is extremely active in the markets we serve and we believe spending on the equipment and services we provide will remain strong as these positive trends are currently forecasted to continue. Total revenue increased $55.6 million from a year ago to another record level and our Adjusted EBITDA also reached record level, increasing $23.0 million to $57.5 million. Income from operations increased 86.5% to $34.9 million. Overall, our performance this quarter was consistent with the expectations for our business. We believe we are in the right markets with the right construction equipment and services, and the right business model, and the outlook for H&E remains strong.”

“Rental revenues continued to grow during the third quarter, increasing 33.5% to $67.3 million versus the prior year comparable period. Higher rental rates and fleet growth continue to drive the increase in rental revenues,” commented Leslie Magee, H&E Equipment Services’ chief financial officer. “New equipment sales also contributed to our revenue growth this quarter, increasing 67.7% or $24.5 million to $60.7 million from a year ago. Used equipment sales increased 10.8% from the same period a year ago. The primary driver of equipment sales was continued robust demand for both new and used cranes and aerial work platforms. Our combined parts and service revenues increased 28.1%, or $7.7 million, from a year ago and continue to be the result of higher new and used equipment sales as well as increased customer demand.”

“Gross margin remained strong during the third quarter at 33.7%, up from 31.5% a year ago and equal to the second quarter, with improved margins in rentals, used equipment sales and our service operations from a year ago. Gross margins remained essentially flat for both new equipment sales and parts sales from a year ago,” added Magee. “Overall, we are very pleased with our performance this quarter.”

2006 Outlook

“Our outlook remains positive for the remainder of this year and based upon currently available information, we are increasing our previously announced 2006 outlook and earnings guidance as disclosed at the end of the second quarter,” said Engquist. “While we are not prepared to provide any outlook on 2007, we expect revenue and earnings growth in 2007.”

•	Revenue - The Company is increasing its 2006 revenue outlook from its previously announced range of approximately $750 million to $780 million to approximately $780 million to $795 million.

•	EBITDA and Adjusted EBITDA - The Company is increasing its 2006 EBITDA guidance from $141 million to $151 million to an expected range of approximately $151 million to $161 million. Both previously announced and revised EBITDA guidance include the impact of non-recurring charges. These nonrecurring charges are comprised of a $40.8 million loss on early extinguishment of debt related to the Company’s debt refinancing (as discussed below) which was recorded in the third quarter and a one-time charge of $8.0 million to selling, general and administrative expenses associated with the termination of a management services agreement concurrent with the Company’s initial public offering recorded in the first quarter of 2006. In addition, the Company is increasing its guidance on Adjusted EBITDA (as defined below), which is adjusted to exclude the impact of the aforementioned nonrecurring items totaling an estimated $48.8 million, in the range of $200 million to $210 million. Previously announced Adjusted EBITDA guidance was a range of $190 million to $200 million.

•	Earnings Per Share - The Company is increasing its previously announced 2006 earnings guidance of $0.55 to $0.65 per share to a range of approximately $0.75 to $0.82 per share based on 37.0 million diluted common shares outstanding. Both previously announced and revised earnings guidance include the impact of non-recurring charges. The Company’s earnings guidance reflects the solid strength in its business and is offset by the impact of these significant nonrecurring items. The negative impact of the nonrecurring charges included in the Company’s revised guidance is approximately $1.04 per share (after-tax).

The Company’s revised guidance reflects an estimated annual effective income tax rate of approximately 21.5%. We define EBITDA as net income before interest expense, income taxes depreciation and amortization. We define Adjusted EBITDA for our annual guidance as discussed above as EBITDA adjusted for the $8.0 million fees paid in connection with the termination of a management services agreement in the first quarter of 2006 and the $40.8 million loss recorded in the third quarter on the early extinguishment of debt in connection with our refinancing which was completed on August 4, 2006.

FINANCIAL DISCUSSION FOR THIRD QUARTER ENDED SEPTEMBER 30, 2006

As previously announced, on August 4, 2006, the Company completed its cash tender offer and consent solicitation for their 11 1/8% Senior Secured Notes due 2012 and 12 1/2% Senior Subordinated Notes due 2013 (the “Notes”). The Company also closed on its previously announced private offering of $250 million aggregate principal amount of its 8 3/8% senior unsecured notes due 2016 (the “New Notes”). In connection with these refinancing transactions, the Company recorded a one-time loss on early extinguishment of debt in the quarterly period ended September 30, 2006 of approximately $40.8 million, or approximately $32.0 million after-tax, reflecting payment of tender premiums and other estimated costs in connection with the tender offer and consent solicitation, combined with the write off of unamortized deferred financing costs and unamortized original issue discount on the Notes. Our operating results, as discussed below, reflect this nonrecurring item.

•	Revenues – Total third quarter revenues increased $55.6 million to $204.1 million from $148.5 million in the third quarter of 2005. The following is revenue by business segment for the third quarter versus the third quarter of 2005:

– Equipment rentals – Equipment rental revenues were $67.3 million compared with $50.4 million, reflecting an increase of $16.9 million, or 33.5%. At the end of the third quarter of 2006, the original acquisition cost of the rental fleet was $648.1 million, up $137.5 million from $510.6 million at the end of the third quarter of 2005. For the third quarter of 2006, dollar utilization increased to 42.4% from 39.9% for the third quarter of 2005.

– New equipment sales – New equipment sales were $60.7 million compared with $36.2 million, reflecting an increase of $24.5 million, or 67.7%.

– Used equipment sales – Used equipment sales were $29.7 million, representing a $2.9 million, or 10.8%, increase from $26.8 million.

– Parts sales - Parts sales were $21.0 million, representing a $4.0 million, or 23.5%, increase compared with $17.0 million.

– Service revenues - Service revenues were $14.1 million, representing a $3.7 million, or 35.6%, increase compared with $10.4 million.

•	Gross Profit – Total gross profit for the third quarter of 2006 was $68.7 million compared with $46.8 million for the third quarter of 2005, reflecting an increase of $21.9 million, or 46.8%, on higher sales volume and improved margins in several major business segments. Third quarter gross profit margin increased to 33.7% from 31.5% for the third quarter of 2005. The following is gross profit by business segment for the third quarter versus the third quarter of 2005:

– Equipment Rentals – Gross profit from equipment rentals was $36.3 million compared to $24.0 million.

– New equipment sales – New equipment sales gross profit increased to $7.4 million from $4.4 million.

– Used equipment sales – Used equipment sales gross profit increased to $8.0 million from $6.4 million.

– Parts sales – Gross profit from parts sales was $6.1 million compared with $5.0 million a year ago.

– Service revenues – Gross profit from service revenues was $9.0 million compared with $6.4 million.

•	Selling, General And Administrative Expenses – Selling, general and administrative expenses for the third quarter of 2006 were $34.1 million compared with $28.2 million last year, a $5.9 million, or 21.0%, increase. As a percentage of total revenues, selling, general and administrative expenses for the third quarter of this year decreased to 16.7% from 19.0% in the third quarter of last year.

•	Income From Operations – The Company reported income from operations of $34.9 million compared to $18.7 million a year ago.

•	Net Income (Loss) – The loss on early extinguishment of debt of $40.8 million, or $32.0 million after-tax, resulted in the Company reporting a net loss of $11.5 million for the third quarter compared to net income of $8.2 million a year ago.

•	EBITDA and Adjusted EBITDA – EBITDA for the third quarter was $16.7 million compared with $34.5 million during the third quarter of 2005. Adjusted EBITDA increased 66.7% to $57.5 million from $34.5 million a year ago. Adjusted EBITDA as a percentage of total revenues increased to 28.2% compared with 23.2% in the third quarter of 2005.

Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures (EBITDA and Adjusted EBITDA). Please refer to our Current Report on Form 8-K for a description of our use of these measures. EBITDA and Adjusted EBITDA as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call
As previously announced, H&E Equipment Services, Inc. management will hold a conference call to discuss third quarter and nine-month results on Friday, November 10, 2006, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-981-5520 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on Friday, November 10, 2006, and will continue through November 17, 2006, by dialing 719-457-0820 and entering confirmation code 4185362.

The live broadcast of H&E Equipment Services’ quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on November 10, 2006, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days.

About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 47 full-service facilities throughout the Intermountain, Southwest, Gulf Coast, West Coast and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Among the forward-looking statements included in this release is the information provided under the heading “2006 Outlook.” Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs; (4) our substantial leverage; (5) the risks associated with the expansion of our business; (6) our possible inability to integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Equipment rentals	$67,327	$50,409	$185,333	$136,576
New equipment sales	60,673	36,152	173,333	99,867
Used equipment sales	29,668	26,751	97,387	76,332
Parts sales	21,024	16,986	61,574	51,202
Service revenues	14,074	10,409	39,782	29,459
Other	11,369	7,749	31,472	21,300

Total revenues	204,135	148,456	588,881	414,736
Cost of revenues:
Rental depreciation	20,644	14,354	56,674	39,394
Rental expense	10,339	12,015	31,427	35,024
New equipment sales	53,321	31,783	151,615	87,803
Used equipment sales	21,708	20,325	71,253	58,043
Parts sales	14,895	11,972	43,499	36,105
Service revenues	5,045	3,980	14,343	10,973
Other	9,436	7,229	27,005	21,700

Total cost of revenues	135,388	101,658	395,816	289,042
Gross profit	68,747	46,798	193,065	125,694
Selling, general, and administrative expenses	34,118	28,219	108,545	81,342
Gain on sale of property and equipment	241	118	400	15

Income from operations	34,870	18,697	84,920	44,367
Loss on early extinguishment of debt	(40,771)	—	(40,771)	—
Interest expense	(9,060)	(10,557)	(29,342)	(30,982)
Other income, net	245	85	675	255

Income (loss) before income taxes	(14,716)	8,225	15,482	13,640
Income tax provision (benefit)	(3,185)	—	3,290	171

Net income (loss)	$(11,531)	$8,225	$12,192	$13,469

EARNINGS PER SHARE

Basic – Earnings per share	$(0.30)	$0.32	$0.33	$0.53
Basic — Weighted average common shares outstanding:	38,070	25,492	36,550	25,492
Diluted – Earnings per share	$(0.30)	$0.32	$0.33	$0.53
Diluted — Weighted average common shares outstanding:	38,070	25,492	36,587	25,492

H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(in thousands)

	September 30,	December 31,
	2006	2005
Cash	$5,053	$5,627
Rental equipment, net	429,219	308,036
Total assets	733,044	530,697
Total debt (1)	283,142	349,902
Total liabilities	518,292	535,837
Stockholders’ equity/members’ deficit	214,752	(5,140)
Total liabilities and stockholders’ equity/members’ deficit	$733,044	$530,697

(1) Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes (at September 30, 2006), senior secured notes, senior subordinated notes (at December 31, 2005) and notes payable obligations.

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION and AMORTIZATION (EBITDA)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net income (loss)	$(11,531)	$8,225	$12,192	$13,469
Interest expense	9,060	10,557	29,342	30,982
Income tax provision (benefit)	(3,185)	—	3,290	171
Depreciation and amortization	22,402	15,719	61,718	43,228

EBITDA	$16,746	$34,501	$106,542	$87,850
Loss on early extinguishment of debt	40,771	—	40,771	—
Management services agreement termination fee	—	—	8,000	—

Adjusted EBITDA	$57,517	$34,501	$155,313	$87,850